Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-220396, 333-210417 and 333-207315 on Form S-8 of our reports dated March 26, 2018, relating to the consolidated financial statements of Pure Storage, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financing reporting, appearing in this Annual Report on Form 10-K of Pure Storage, Inc. for the year ended January 31, 2018.

/S/ DELOITTE & TOUCHE LLP
San Jose, California
March 26, 2018